Exhibit 3.2

AMERICAN HOMES 4 RENT

FIRST ARTICLES OF AMENDMENT

TO

ARTICLES OF AMENDMENT AND RESTATEMENT OF DECLARATION OF TRUST

American Homes 4 Rent, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article V, Section 5.1 of the Articles of Amendment and Restatement of Declaration of Trust, filed on November 20, 2012, is hereby amended by deleting such Article V, Section 5.1 and replacing it in its entirety with the following:

*******

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS

OF THE TRUST AND OF THE SHAREHOLDERS AND TRUSTEES

Section 5.1 Number of Trustees.

The business and affairs of the Trust shall be managed under the direction of the board of trustees of the Trust (the “Board of Trustees”). The number of trustees of the Trust shall initially be two, which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust (the “Bylaws”); provided, however, that the total number of Trustees shall be at least two. The Trustees shall hold office initially for a term expiring at the annual meeting of shareholders in 2013, with the Trustees to hold office until their successors are duly elected and qualify. At the annual meeting of the shareholders in 2013, and each annual meeting thereafter, the successors to the Trustees shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the first year following the year of their election and until their successors are duly elected and qualify.

The trustees may increase the number of trustees and may fill any vacancy, whether resulting from an increase in the number of trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws; provided, however, that the shareholders shall have the right to fill any vacancy that results from the removal of a trustee at a duly called and held Special Election Meeting (as defined in Article XV of the Bylaws).

The Trust shall not elect to be subject to the provisions of Subtitle 8 of Title 3 of the Maryland General Corporation Law, or any successor statute.

*******

SECOND: The amendment to the Articles of Amendment and Restatement of Declaration of Trust as hereinabove set forth was unanimously approved by the Board of Trustees on July 5, 2013.

IN WITNESS WHEREOF, American Homes 4 Rent has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Legal Officer and Secretary and attested to by its Chief Accounting Officer on July 17, 2013.

We, the undersigned Chief Legal Officer and Secretary and Chief Accounting Officer, swear under penalties of perjury that the foregoing is a corporate act.

AMERICAN HOMES 4 RENT

By:	/s/ Sara Vogt-Lowell
Sara Vogt-Lowell
Chief Legal Officer and Secretary

Attest:	/s/ Vincent Chan
Vincent Chan
Chief Accounting Officer

Return Address:

American Homes 4 Rent

30601 West Agoura Road

Suite 200

Agoura Hills, California 91301